Exhibit 10.10
China Logistics Group Employment Agreement
(Translation)

China Logistics Group, Inc. (“ Party A”) hereby engages Yuan Huang (“Party B”) as a full-time employee of the company. Pursuant to the Labor Law of the People's Republic of China and other applicable laws and regulations of Shanghai City and upon consultation on the basis of equality and free will, Party A and Party B hereby enter into this employment agreement.

Article 1: Contract Term and probation Period
1.	The term of this agreement shall be one year from October 12, 2011 to October 11, 2012.

Article 2: Job Title and Responsibilities
1.
Party A employs Party B as the Chief Financial Officer of China Logistics Group, Inc. The responsibilities include but not limited to: Supervision of financial management, maintenance of accurate financial records, SEC filings management, coordination with auditor(s), evaluation of taxation laws, communication of financial performance, preparation of Budgets, and financial modeling.

2.
Party A may change Party B’s position due to business need, Party B’s capabilities and/or performance. Party B shall have the right to make comment, but shall comply with the original arrangements if Party A has not issued further instruction.

3.	Party B shall perform the job on time.

Article 3: Work Condition and Compensation
1.
Party A shall provide Party B with a safe and clean work environment in compliance with the regulations of Chinese government. Party A shall ensure Party B to work in the environment that is safe and no harm to health.

2.	Party A shall provide Party B with necessary labor protection supply.
3.
Party B works for 40 hours weekly. When working overtime is desired due to business needs, Party A should compensate Party B with overtime wage or makeup break. The compensation is twice the current daily rate of base salary.

4.	In accordance with current labor regulations and company policy, Party B’s monthly salary shall be RMB1,500.
5.	Party B is considered bonus semiannually in connection with performance. The maximum of the semiannual bonus is RMB10,000.
6.
Party A shall issue salary for the previous month on the 10th of each month. If the date is a public holiday, the salary shall be issued before the holiday. The personal income tax shall been deducted from the salary.

7.	Party B is entitled to all the benefits that Party A has provided to the employees of the same level in the company.
8.	Party B is entitled to legal holidays specified by the Chinese government as well as home leave, marital leave, bereavement leave, and maternity leave.
9.	Party A shall pay the premiums in the interest of Party B for pension, health insurance, and unemployment insurance.

Article 4: Labor Discipline, Rewards, and Penalty
1.	Party B shall comply with regulations and laws of China.
2.	Party B shall comply with various rules and regulations required by Party A.
3.
In compliance with city regulations and company policies, Party A shall reward Party B with bonus as stipulated in Article 3 (5). The reward is in connection with Party B’s performance and contributions.

4.
In the event that Party B has violated regulations, labor discipline or performance failure and resulted in reputation damage and/or pecuniary loss on Party A, Party A shall have the right to punish Party B and request for pecuniary compensation in accordance with city regulations and company policies.

Article 5: Termination and Dissolution of Employment Agreement
1.	The employment agreement terminates upon expiration.
2.	The employment agreement automatically terminates when Party B is convicted and/or imprisoned.
3.	The employment agreement automatically terminates upon the declaration of Party A on organization dissolution or expiration of business period.
4.	Upon the occurrence of any one of the following circumstances, Party A can terminate this agreement:
(1)	Party A has concluded that Party B is not qualified for the job during the probation period;
(2)	Party B is concluded incompetent and remains incompetent after on-job training for less than half year.
(3)	In the event that Party B is sick or suffers non-work related injuries and cannot perform the job or other work arranged by Party A after completion of treatment;
(4)	Party B violates labor discipline or the misconduct has caused substantial pecuniary loss and/or reputation damage to Party A;
(5)	In the event that Party A downsizes operation due to change of business condition and that no position is available for Party B.
5.	Upon the occurrence of any one of the following events, Party A shall not dissolve the agreement:
(1)
Party B is receiving treatment for his or her diseases or injury during the prescribed period of time; in accordance with city regulations and company policies, both parties shall negotiate for the compensation rate during the period.

(2)
In the event that Party B is injured from work and confirmed by government agency to have totally or partially lost his or her labor ability, Party A shall not terminate or dissolve employment agreement. But the agreement can be terminated based on mutual consent between Party A and Party B;

(3)	Party B is a female employee during her pregnancy, labor, and nursing leave; the leave is usually 3 months unless additional consent is made between parties.
(4)	The agreement has not expired and terms of the above (1) (2) (3) do not apply.
6.	Upon the occurrence of any one of the following circumstances, Party B can dissolve the agreement:
(1)	Party A fails to pay Party B compensation in accordance with the agreement;
(2)	Party A forces Party B to work through violence, threat, or illegal restriction on Party B’s personal freedom;
(3)	Party B has given Party A the written notice of designation 30 days in advance.
7.
Except for the terms of 1, 2, 4(1) in this article, Party A and B should give the notice of agreement dissolution to the counterpart one month in advance. Based on mutual consent, both parties shall complete the related paperwork.

8.	In the occasion that Party A proposes to amend the agreement, the amendments should be attached after they are approved by both parties.
9.	The agreement automatically terminates upon expiration unless both parties choose to renew the agreement.

Article 6: Miscellaneous

1.	The party who breaches the agreement shall pay compensation to the other party for any pecuniary losses or damages.
2.
When Party B dissolves the agreement and leave Party A, Party B shall hand over all the business files, labor protection supply, and employee identification. Party B is responsible to compensate if the items are damaged or lost.  The official Release Notice shall be dated the day when Party B stops working. Party B is responsible for all personal loss during the release date and completion of resignation procedure.

3.
After Party B has dissolved employment agreement with Party A, Party B shall not disclose the business secrets of Party A. If the non-authorized disclosure by Party B has caused pecuniary loss or reputation damage, Party B shall compensate for the loss and Party A is entitled to file lawsuit and request for further compensation. (The business secrets of Party A include: all tangible and intangible documents and files, computer system, customer information including but not limited to the names, addresses, phone numbers, and other contact information).

4.
If Party B receives training funded by Party A during the employment period, when Party B leaves the job due to personal reason within one year after the training, Party B refunds 100% of training expenses to Party A . If Party B leaves one year after the training, Party B shall refund 50% of the expenses to Party A.

5.
In the event that both parties cannot solve the labor dispute occurred during termination and dissolution of the agreement, it can be filed to the local Arbitration Committee of Labor Disputes where Party A is based.

6.	In the event that the provisions of this agreement contravene applicable laws, regulations and policies of nation and Shanghai City, the applicable laws and regulations shall prevail.
7.
If Party B is an employee of a contractor  of Party A, Party B shall enter an employment contract with the contractor approved by its manager.  This employment agreement is binding to the employment contract with the company contractor.

8.	The issues not addressed in this agreement shall follow the regulations of nation and Shanghai City.
9.	This agreement has two identical original copies, with one copy for each of the parties, and shall take effect upon signatures of the parties. The two copies have the same legal force.
10.	In the event that the provisions of this agreement contradicts the new Contract Law, the Contract Law prevails.

(A copy of the agreement has been submitted to Shanghai Municipal Labor & Social Security Bureau for record)

Party A: China Logistics Group, Inc.

Authorized Representative: /s/Wei Chen

Party B: /s/ Yuan Huang

Date: October 12, 2011